Exhibit 99

FOR IMMEDIATE RELEASE


         ARC COMMUNICATIONS PROVIDES UPDATE TO LETTER OF INTENT TO MERGE
                       WITH WI-FI PROVIDER ROOMLINX, INC.


TINTON FALLS, NJ - September 19, 2003 - ARC COMMUNICATIONS, INC. (OTCBB: ACOC) ("ARC"), a full service media and technology communications firm, announced today that it has amended its Letter of Intent to merge with privately held RoomLinX, Inc., a leading provider of wireless fidelity ("Wi-Fi") high-speed Internet network solutions to the hospitality industry. As contemplated under the terms of the amended Letter of Intent, the transaction will involve a corporate name change, and a change in the overall strategic direction of the firm. Under the amended capitalization structure, following the merger, Arc shares will be held 3/4 by RoomLinX shareholders and 1/4 by Arc shareholders. The merger is subject to a number of conditions, including a capital raise of $500,000, Mr. Robert Lunde entering into an Agreement to become CEO, and execution of a definitive agreement. It is anticipated that the merger will close in the fourth quarter of 2003.

RoomLinX's fully supported networks allow hotel, conference facility, and other venue operators, to provide their guests with fast, reliable, and most importantly, easy to use Wi-Fi broadband access. RoomLinX currently provides services to hotels, convention centers, corporate apartments and special event participants throughout the US, Canada and UK. RoomLinX operates some of the largest Wi-Fi visitor based networks (VBN) in the Hospitality industry, serving such clients as Westin, Sheraton, Ian Schrager, Dolce International and Hampton Inn hotel chains. The firm has secured Wi-Fi service and support agreements for over 10,000 hotel rooms. More information about RoomLinX can be found on their web site http://www.roomlinx.com.

Arc Communications, Inc. offers a full-range of high-tech communications products and services for clients. Information on Arc is available on its web site http://www.arcomm.com.

The information contained in this press release, including any ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.


Contact:

Arc Communications, Inc.
Michael Rubel, 732-224-7988